Exhibit 99.1

Omni Bio to Conduct New Human Clinical Trials

DENVER, CO, January 13, 2012 – Omni Bio Pharmaceutical, Inc. (“Omni Bio”) (OMBP.ob), a clinical-stage biopharmaceutical company, today announced its intention to commence new human clinical trials to test the efficacy of Alpha-1 antitrypsin (AAT) as a treatment in Type 1 diabetes and graft versus host disease (GVHD).

Omni Bio intends to commence a placebo-controlled Type 1 diabetes human clinical trial in recently diagnosed juvenile subjects. The Company also plans to initiate a proof of principle human clinical trial for the treatment of lethal complication of bone marrow transplantation, also known as GVHD. The ability to fund both the Type 1 diabetes and GVHD human clinical trials are subject to the Company raising additional capital in the near term. There is no assurance the Company will be successful in raising additional capital to fund these trials.

Dr. James Crapo, Omni Bio’s chief executive officer commented, “We are pleased to announce our intention to commence a new Type 1 diabetes trial that builds on the initial findings from our recently completed proof of principle Type 1 diabetes trial at the Barbara Davis Center for Childhood Diabetes. The plan to complete a placebo-controlled study is a logical next step in Omni Bio’s commercial strategy for AAT treatment of recently diagnosed Type 1 diabetics. In addition, the commencement of a human clinical trial for the treatment or prevention of GVHD is aligned with the treatment of Type 1 diabetes as both are autoimmune diseases. AAT treatment of GVHD has been shown to be positive in animal models. We continue to have discussions with current AAT manufacturers as potential strategic partners as we proceed with these additional clinical trials.”

About Omni Bio

Omni Bio Pharmaceutical (www.omnibiopharma.com) is a clinical-stage biopharmaceutical company that has licensed potential new indications for an existing FDA approved drug – Alpha-1 antitrypsin (AAT). Omni Bio’s lead development program has been funding research and a human clinical trial to evaluate the effectiveness of AAT in the treatment of Type 1 diabetes. Novel discoveries made at the University of Colorado Denver indicate that AAT has the potential to address a variety of indications in the areas of diabetes, transplant rejection and bacterial and viral disorders.

Forward-Looking Statements

Some of the statements made in this press release are forward-looking statements that reflect management’s current views and expectations with respect to future events, including the conduct of future human clinical trials and raising of additional capital. These forward-looking statements are not a guarantee of future events and are subject to a number of risks and uncertainties, many of which are outside our control, which could cause actual events to differ materially from those expressed or implied by the statements. These risks and uncertainties are based on a number of factors, including but not limited to the business risks disclosed in our SEC filings, especially the section entitled “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended March 31, 2011 and the section entitled “Risk Factors” in our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2011. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Omni Bio Pharmaceutical, Inc.	WestMountain Asset Management
Bob Ogden Chief Financial Officer – Investor Relations	Steve Anderson – Public Relations
(720) 488-4708	(970) 212-4770
Email – investor_relations@omnibiopharma.com	Email – ir@westmountainam.com

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